Exhibit 99.1

News Release
Media contact:
Allyson Tomlin, 678 579 7657 allyson.tomlin@mirant.com
Investor Relations contacts:
Steve Himes, 678 579 3655 steve.himes@mirant.com
Audrey Emerson, 678 579 3231 audrey.emerson@mirant.com
Stockholder inquiries:
678 579 7777

February 27, 2009

Mirant Reports Fourth Quarter and

Year-End 2008 Results

•	2008 net income from continuing operations of $1.215 billion compared to 2007 net income from continuing operations of $433 million

•	2008 adjusted EBITDA from continuing operations of $782 million compared to 2007 adjusted EBITDA from continuing operations of $988 million

•	Fourth quarter 2008 adjusted EBITDA from continuing operations of $150 million compared to fourth quarter 2007 adjusted EBITDA from continuing operations of $214 million

•	Revised 2009 adjusted EBITDA guidance from $981 million to $897 million and initiated 2010 adjusted EBITDA guidance of $667 million

ATLANTA – Mirant Corporation (NYSE: MIR) today reported that net income from continuing operations for 2008 was $1.215 billion compared to $433 million for 2007. Results for 2008 include unrealized gains, principally on hedges, of $786 million compared to unrealized losses of $536 million for 2007. Diluted earnings per share from continuing operations for 2008 were $6.11 per share, compared to diluted earnings per share from continuing operations of $1.56 per share for 2007.

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Year to Date December 31, 2008		Year to Date December 31, 2007
		Per Share [1]		Per Share [1]
Net income	$1,265	$6.36	$1,995	$7.20
Income from discontinued operations	50	0.25	1,562	5.64

Income from continuing operations	1,215	6.11	433	1.56
Unrealized (gains) losses	(786)	(3.95)	536	1.94
Impairment loss	—	—	175	0.63
Lower of cost or market fuel oil inventory adjustment	54	0.27	—	—
Pepco settlement	—	—	(362)	(1.31)
Other	34	0.17	23	0.09

Adjusted net income	$517	$2.60	$805	$2.91

Provision for income taxes	2		9
Interest expense (income), net	119		45
Depreciation and amortization	144		129

Adjusted EBITDA	$782		$988

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 199 million and 277 million, respectively.

Mirant reported adjusted net income from continuing operations of $517 million for 2008, or diluted earnings per share of $2.60, compared to adjusted net income from continuing operations of $805 million for 2007, or diluted earnings per share of $2.91. Adjusted net income excludes unrealized gains and losses and other non-recurring items, including, for 2007, a $362 million gain related to the Pepco settlement and a $175 million impairment loss related to the Lovett generating facility. The year over year change resulted principally from lower realized gross margin and higher net interest expense because of lower interest income related to decreased cash balances as a result of returning $2.74 billion of cash to stockholders during 2008.

Adjusted EBITDA from continuing operations for 2008 was $782 million, compared to $988 million for 2007. The year over year change resulted principally from lower energy gross margins in the Mid-Atlantic region primarily because of compressed dark spreads, lower realized gross margins from fuel oil management and proprietary trading activities, and lower realized value of hedges, partially offset by higher capacity revenues.

Net cash provided by operating activities of continuing operations for 2008 was $677 million compared to $786 million for 2007.

As of December 31, 2008, the company had cash and cash equivalents of $1.831 billion, of which $354 million was restricted at Mirant North America and its subsidiaries and not available for distribution to Mirant. In addition, Mirant North America was restricted from further distributions, beyond permitted interest payable by its parent, Mirant Americas Generation, primarily because of the significant capital expenditure program underway to comply with the Maryland Healthy Air Act. Mirant does not expect the restriction on distributions to have any effect on its operations.

As of December 31, 2008, the company had total outstanding debt of $2.676 billion.

Fourth Quarter 2008 versus Fourth Quarter 2007

Mirant reported net income from continuing operations for the fourth quarter of 2008 of $594 million compared to net income from continuing operations of $7 million for the same period last year. Results for 2008 include unrealized gains, principally on hedges, of $568 million compared to unrealized losses of $153 million for 2007. Per share results from continuing operations for the fourth quarter of 2008 were $3.94 per share, compared to $0.03 per share from continuing operations for the fourth quarter of 2007.

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Quarter Ending December 31, 2008		Quarter Ending December 31, 2007
		Per Share [1]		Per Share [1]
Net income	$593	$3.93	$16	$0.06
Income (loss) from discontinued operations	(1)	(0.01)	9	0.03

Income from continuing operations	594	3.94	7	0.03
Unrealized (gains) losses	(568)	(3.76)	153	0.58
Lower of cost or market fuel oil inventory adjustment	54	0.35	—	—
Other	(3)	(0.02)	31	0.11

Adjusted net income	$77	$0.51	$191	$0.72

Benefit for income taxes	(3)		—
Interest expense (income), net	40		(9)
Depreciation and amortization	36		32

Adjusted EBITDA	$150		$214

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 151 million and 264 million, respectively.

Mirant reported adjusted net income from continuing operations of $77 million for the fourth quarter of 2008, or diluted earnings per share of $0.51, compared to adjusted net income from continuing operations of $191 million for the fourth quarter of 2007, or diluted earnings per share of $0.72. Adjusted net income excludes unrealized gains and losses and other non-recurring items. The period over period change resulted principally from lower realized gross margin and higher net interest expense because of lower interest income related to decreased cash balances as a result of returning $2.74 billion of cash to stockholders during 2008.

Adjusted EBITDA from continuing operations for the fourth quarter of 2008 was $150 million, compared to adjusted EBITDA from continuing operations of $214 million for the fourth quarter 2007. The change in adjusted EBITDA resulted principally from lower energy gross margins in the Mid-Atlantic region primarily because of compressed dark spreads and lower realized gross margins from fuel oil management and proprietary trading activities, partially offset by higher realized value of hedges.

Net cash provided by operating activities of continuing operations for the fourth quarter of 2008 was $90 million compared to net cash provided by operating activities of $116 million for the same period in 2007.

Guidance

Mirant today revised its 2009 adjusted EBITDA guidance from $981 million to $897 million and provided initial 2010 adjusted EBITDA guidance of $667 million. “Our strategy of hedging has cushioned us in 2009 and somewhat in 2010 from the effects of falling prices for electricity,” said Edward R. Muller, chairman and chief executive officer.

Return of Cash to Stockholders

Mirant announced in November 2008 that it was resuming its program of returning cash to stockholders and would begin open market purchases for $200 million. The company completed these purchases in December. Along with $3.856 billion of stock repurchases made between November 2007 and September 2008, the company has returned $4.056 billion to stockholders.

Earnings Call

Mirant is hosting an earnings call today to discuss its fourth quarter and year-end 2008 financial results. The call will be held from 9:00 a.m. to 10:00 a.m., New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 888 632 5007 (International 913 312 1303) and entering pass code 9845749.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m., New York City time. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 9845749.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,112 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com

Fourth Quarter Income Statement

MIRANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions)	Quarter Ending December 31, 2008	Quarter Ending December 31, 2007
Operating Revenues	$1,107	$409
Cost of fuel, electricity and other products	293	213

Gross Margin	814	196

Operating Expenses:
Operations and maintenance	164	188
Depreciation and amortization	36	32
Gain on sales of assets, net	(12)	(21)

Total operating expenses	188	199

Operating Income (Loss)	626	(3)

Other Expense (Income), net:
Interest expense	43	57
Interest income	(3)	(66)
Other, net	(5)	(1)

Total other expense (income), net	35	(10)

Income From Continuing Operations Before Reorganization Items, Income Taxes and Minority Interest	591	7
Benefit for income taxes	(3)	—

Income From Continuing Operations	594	7

Income (Loss) From Discontinued Operations, net	(1)	9

Net Income	$593	$16

Regulation G Reconciliations

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Year to Date December 31, 2008		Year to Date December 31, 2007
		Per Share [1]		Per Share [1]
Net income	$1,265	$6.36	$1,995	$7.20
Income from discontinued operations	50	0.25	1,562	5.64

Income from continuing operations	1,215	6.11	433	1.56
Unrealized (gains) losses	(786)	(3.95)	536	1.94
Impairment loss	—	—	175	0.63
Gain on sales of assets (excluding emissions allowances), net	—	—	(22)	(0.08)
Bankruptcy charges and legal contingencies	—	—	50	0.18
Severance and bonus plan for dispositions	14	0.07	27	0.10
Postretirement benefit curtailment	(5)	(0.03)	(32)	(0.11)
Lovett shut down costs	17	0.09	—	—
Lower of cost or market fuel oil inventory adjustment	54	0.27	—	—
Pepco settlement	—	—	(362)	(1.31)
Other	8	0.04	—	—

Adjusted net income	$517	$2.60	$805	$2.91

Provision for income taxes	2		9
Interest expense, net	119		45
Depreciation and amortization	144		129

Adjusted EBITDA	$782		$988

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 199 million and 277 million, respectively.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Quarter Ending December 31, 2008		Quarter Ending December 31, 2007
		Per Share [1]		Per Share [1]
Net income	$593	$3.93	$16	$0.06
Income (loss) from discontinued operations	(1)	(0.01)	9	0.03

Income from continuing operations	594	3.94	7	0.03
Unrealized (gains) losses	(568)	(3.76)	153	0.58
Loss on sales of assets (excluding emissions allowances), net	3	0.02	1	0.00
Bankruptcy charges and legal contingencies	(4)	(0.03)	23	0.08
Lower of cost or market fuel oil inventory adjustment	54	0.35	—	—
Other	(2)	(0.01)	7	0.03

Adjusted net income	$77	$0.51	$191	$0.72

Benefit for income taxes	(3)		—
Interest expense (income), net	40		(9)
Depreciation and amortization	36		32

Adjusted EBITDA	$150		$214

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 151 million and 264 million, respectively.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Current Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2009 and 2010

(in millions)	Year Ending December 31, 2009	Year Ending December 31, 2010
Net cash provided by operating activities of continuing operations	$697	$467
Emission allowance sales proceeds	27	11
Capitalized interest	(75)	(7)

Adjusted cash flow from operations	$649	$471
Interest, net (including amounts capitalized)	187	176
Income taxes paid	13	4
Working capital and other changes	48	16

Adjusted EBITDA	$897	$667

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA, and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Previous Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the year ending December 31, 2009

(in millions)	Year Ending December 31, 2009
Net cash provided by operating activities of continuing operations	$819
Emission allowance sales proceeds	21
Capitalized interest	(75)

Adjusted cash flow from operations	$765
Interest, net (including amounts capitalized)	181
Income taxes paid	20
Working capital and other changes	15

Adjusted EBITDA	$981

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA, and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity (the “electricity industry”); changes in state, federal and other regulations affecting the electricity industry (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s plants to perform as expected, including outages for unscheduled maintenance or repair; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity and other commodities in the energy markets and the extent and timing of the entry of additional competition in our markets; continued poor economic and financial market conditions, including impacts on financial institutions and other current and potential counterparties and negative impacts on liquidity in the power and fuel markets in which Mirant and its subsidiaries hedge and transact; increased credit standards, margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts that are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market conditions and liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management, proprietary trading and fuel oil management activities as expected, or result in material extraordinary gains or losses from open positions; deterioration in the financial condition of Mirant’s counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; changes in the rules used to calculate capacity and energy payments; legal and political challenges to the rules used to calculate capacity, energy and ancillary services payments in the markets in which we operate; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management, proprietary trading and fuel oil management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management, proprietary trading and fuel oil management activities; Mirant’s ability to enter into intermediate and long-term contracts to sell power and to obtain adequate supply and delivery of fuel for our facilities, at our required specifications and on terms and prices acceptable to it; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; curtailment of operations due to transmission constraints; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations; Mirant’s ability to execute its business plan in California, including entering into long-term power sales agreements for new generating facilities at its existing sites and entering into new tolling arrangements in respect of its existing generating facilities; the ability of lenders under Mirant North America’s revolving credit facility to perform their obligations; war, terrorist activities or the occurrence of a catastrophic loss; Mirant’s consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; and the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.